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                                                                    EXHIBIT 2.2


        POST CLOSING PURCHASE PRICE MODIFICATION AGREEMENT

     THIS POST CLOSING PURCHASE PRICE MODIFICATION AGREEMENT (this "Modification Agreement") is made and entered into as of the 17th day of July, 1997, by and among LOTS A' BAGELS, INC., formerly known as LAB Acquisition Corporation, a Kansas corporation ("Buyer"), NEW YORK BAGEL ENTERPRISES, INC., a Kansas corporation and the parent corporation of Buyer ("NYBE"), JBA ENTERPRISES, INC., formerly known as Lots A' Bagels, Inc., a Colorado corporation ("Seller"), and STEPHEN K. GOLDSTONE AND LINDA F. GOLDSTONE, who are owners of all of the issued and outstanding capital stock of Seller (collectively, "Stockholders").

                             W I T N E S S E T H:

     WHEREAS, The parties entered into a certain Asset Purchase Agreement dated November 25, 1996 (the "Agreement ");

     WHEREAS, Article IV of the Agreement provides for certain Purchase Price consideration at Closing, including the Initial Cash, the assumption of the Assumed Liabilities and the Initial Promissory Note, which is subject to offset, all of which the parties acknowledge as paid, assumed and delivered by Buyer and received by Seller;

     WHEREAS, Article IV of the Agreement also provides for certain contingent Purchase Price consideration to be rendered after Closing pursuant to the calculation of the Final Statement of Operations which determines the Final Purchase Value, including the potential offset to the Initial Promissory Note, the potential issuance of the Final Promissory Note, the potential issuance of the Warrant and the potential additional cash portion of the Adjustment; and

     WHEREAS, The parties desire to modify the Purchase Price to be rendered after Closing as set forth herein, all in accordance with the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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     1.   DEFINED TERMS; RECITALS.  Unless otherwise defined herein, the capitalized terms utilized herein shall have the meanings set forth in the Agreement. The above recitals are incorporated herein as if originally set forth herein.

     2. MODIFICATION OF TERMS OF AGREEMENT. Notwithstanding the terms of the Agreement or the determination of the Final Statement of Operations and the related Final Purchase Value, the parties agree that Buyer will pay on the date of this Agreement by means of federal funds wire transfer pursuant to Seller's instructions Five Hundred Fifteen Thousand Dollars ($515,000.00) to Seller (the "Post Closing Payment"). The parties acknowledge and agree that upon Buyer's payment of the Post Closing Payment the same will be considered payment in full by Buyer of all Purchase Price obligations, whether as of the Closing Date or thereafter, including, without limitation, the potential adjustment to the Initial Promissory Note, the issuance of the Final Promissory Note, the issuance of the Warrant and the cash portion of the Adjustment.

     3. CANCELLATION OF THE INITIAL PROMISSORY NOTE. Upon Buyer's payment of the Post Closing Payment, Seller shall cancel the Initial Promissory Note by marking it "Canceled-July 17, 1997," executing the same and delivering it to Buyer by facsimile and by overnight delivery.

     4. SURVIVAL OF AGREEMENT. Except as set forth herein, no other provisions of the Agreement are modified and all provisions of the Agreement and any agreement, certificate or other document delivered or given pursuant to the Agreement shall survive the completion of the transactions contemplated by this Modification Agreement, including, without limitation, all terms, covenants, representations, warranties, indemnifications, agreements and other provisions of the Agreement and such related documents.

     5. ALLOCATION OF POST CLOSING PAYMENT. Buyer, Seller and Stockholders covenant and agree with each other that the Post Closing Payment shall be allocated to goodwill for purposes of purchase price allocation. Buyer and Seller covenant to file all tax returns on the basis consistent with such allocation. Seller, if necessary, and Buyer will each file a supplemental Internal Revenue Service Form 8594 reflecting the final agreed upon Purchase Price allocation with their respective 1997 federal income tax returns.

     6. AMENDMENT. This Modification Agreement may be amended or modified in whole or in part only by an agreement in writing executed in the same manner as this Modification Agreement and making specific reference thereto.

                                       -2-

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     7.   COUNTERPARTS; FACSIMILE SIGNATURES.  This Modification Agreement
may be executed in one or more counterparts, all of which taken together shall constitute one instrument. Facsimile signatures of the parties hereto shall be binding.

     8. BINDING ON SUCCESSORS AND ASSIGNS. This Modification Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns; provided, however, that nothing contained in this Modification Agreement shall confer upon any other person not a party to this Modification Agreement any rights or remedies hereunder. This is not a third party beneficiary contract. In particular, without limitation, it is not the intention of the parties that this Modification Agreement be a contract of which any governmental entity is a third party beneficiary. No one shall be entitled to enforce any provision of this Modification Agreement except the parties hereto, their successors and permitted assigns.

     9. HEADINGS AND DEFINITIONS. The headings in the paragraphs of this Modification Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligation of the parties.

     10. EXHIBITS. The Exhibits hereto form an integral part of this Modification Agreement and are incorporated herein by reference and expressly made a part hereof.

     11. PUBLIC ANNOUNCEMENTS. The parties agree that all statements and/or public announcements, including those to the media, concerning this transaction shall be subject to Buyer's and NYBE's prior written approval. Buyer and NYBE may make any statement and/or public announcement concerning this transaction in their sole discretion.

     12. ENTIRE AGREEMENT; LAW GOVERNING. All prior negotiations and agreements between the parties hereto are superseded by this Modification Agreement, and there are no understandings or agreements other than those expressly set forth herein or in any Exhibit delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto. This Modification Agreement shall be governed by and construed and interpreted according to the laws of the State of Kansas.

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     IN WITNESS WHEREOF, this Modification Agreement has been duly executed by Buyer, NYBE, Seller and Stockholders as of and on the date first above written.

LOTS A' BAGELS, INC.

By   /s/ ROBERT J. GERESI                    /s/   STEPHEN K. GOLDSTONE
     -----------------------------------     -----------------------------------
      Robert J. Geresi, President            STEPHEN K. GOLDSTONE

          "Buyer"


NEW YORK BAGEL ENTERPRISES, INC.             /s/ LINDA F. GOLDSTONE
                                             -----------------------------------
                                             LINDA F. GOLDSTONE

By   /s/ ROBERT J. GERESI                          "Stockholders"
     -----------------------------------
     Robert J. Geresi, Chief Executive Officer

          "NYBE"


JBA ENTERPRISES, INC.


By   /s/ STEPHEN K. GOLDSTONE
     -----------------------------------
     Stephen K. Goldstone, Chief Executive Officer

          "Seller"


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